EX-99(b)6

Articles of Incorporation

and Bylaws

PREFACE

The Thrivent Financial for Lutherans Articles of Incorporation and Bylaws printed in this brochure, are part of your fraternal contract with Thrivent Financial for Lutherans. (See Bylaws section 4). They set the framework within which all programs, operations, and policies of this fraternal benefit society must fall. Members of the Thrivent Financial for Lutherans Board of Directors, as representatives of all members of the society, use the articles and bylaws to make decisions about corporate objectives, policies, and strategy. These decisions, in turn, dictate the course of management decisions.

Articles of Incorporation

As amended December 1, 2005

I

Name

The name of this fraternal benefit society shall be “Thrivent Financial for Lutherans.”

II

Place of Business

The principal office of this fraternal benefit society shall be at Appleton, Wisconsin.

III

Powers

For the purposes set forth in these articles, Thrivent Financial for Lutherans, a Wisconsin corporation organized and operating under the laws governing Fraternals, shall have all the powers granted by law.

IV

Purpose

The purpose of Thrivent Financial for Lutherans is to associate Lutherans and their families and persons serving or associated with Lutherans or Lutheran organizations, and their families, who support the mission of Thrivent Financial for Lutherans and thereby enable them through membership in this fraternal benefit society to aid themselves and others with programs of:

1.	Insurance and other benefits permissible under the laws governing Fraternals; and

2.	Fraternal and benevolent activities in local branches; and

3.	Assistance to Lutheran congregations and their institutions; and

4.	Assistance to such other lawful social, intellectual, educational, charitable, benevolent, moral, fraternal, patriotic or religious endeavors as the board of directors may determine.

V

Supreme Governing Body

The supreme governing body shall be a board of directors made up of benefit members of this fraternal benefit society. The board shall consist of no fewer than 10 but no more than 12 elective directors, such appointive directors as the board may appoint and not more than two principal officers of the society designated by the board from time to time, all in a manner prescribed in the bylaws. The elective directors shall be elected by the benefit members in a manner prescribed in the bylaws, and shall constitute not less than two-thirds of the members of the board in number.

VI

Membership

1.	Classes of members. There shall be the following classes of members:

A.

Benefit member. A benefit member is a person of age 16 or more who has been accepted for membership in accordance with eligibility rules as determined by resolution of the board of directors and who is an applicant member on a certificate of membership and insurance pursuant to rules determined by resolution of the board of directors, or who receives a settlement agreement benefit by virtue of such insurance. Benefit members may participate in the affairs and activities of the local branch in which they are members and may also hold office therein. Benefit members shall also have the right to vote in the corporate and insurance affairs of this fraternal benefit society according to the articles and bylaws.

B.	Associate member. An associate member is a person age 16 or more who has been accepted for membership in accordance with eligibility rules as determined by resolution of the board of directors and who is issued a certificate of membership. Associate members may participate in the affairs and activities of the local branch in which they are members, and may hold office therein, but shall not have the right to vote in the corporate and insurance affairs of this fraternal benefit society.

C.	Youth member. A youth member is a person under age 16 who has been accepted for membership in accordance with eligibility rules as determined by resolution of the board of directors and who is issued a certificate of membership and insurance pursuant to paragraph 2 of this Article VI. Youth members may participate in the affairs and activities of the local branch in which they are members that are offered to youth members, but shall not have the right to hold office or vote in local branch affairs or vote in the corporate and insurance affairs of this fraternal benefit society.

2.	Juveniles. This fraternal benefit society may insure the lives or disability of children younger than the minimum age for benefit membership but otherwise eligible for benefit membership. Such insurance shall be issued upon the application of some adult person who shall not by reason thereof, nor by reasons of any benefit providing waiver of premiums, become a benefit member. At age 16 the insured juvenile shall become a benefit member.

VII

Branches

Local branches may be chartered by the board of directors in a manner prescribed in the bylaws, and shall have such powers as the board of directors shall determine.

VIII

Bylaws

The board of directors shall have power to make bylaws, and to repeal or amend them. Notice of changes to the bylaws shall be given to benefit members and applicants for juvenile insurance in a manner prescribed in the bylaws.

IX

Action Without Meeting

Any action required or permitted to be taken at a board of directors meeting may be taken by written action signed by two-thirds of the directors then in office. A written consent under this provision has the same force and effect as a vote of the board of directors taken at a meeting.

X

Amendments

These articles may be amended or repealed in whole or in part by a majority of the votes cast by benefit members. Before submitting such changes to a vote of the benefit members, the board of directors shall approve such changes by an affirmative vote of a majority of the full board. Upon adoption by the benefit members such changes shall be filed with the Commissioner of Insurance of the state of Wisconsin and shall be published in the official publication in a manner prescribed in the bylaws.

Bylaws

As amended December 3, 2009

DEFINITIONS

Section 1. Wherever the term “the Society” appears in these bylaws, it means this fraternal benefit society as named in Article I of the Articles of Incorporation. Wherever the term “board” appears in these bylaws, it means “board of directors.”

APPLICATION FOR MEMBERSHIP

Section 2. Application for membership shall be upon a form in use by the Society. Application for youth membership shall be completed by an adult person on behalf of the applicant for youth membership.

JUVENILE INSURANCE

Section 3. Application for juvenile insurance shall be upon a form in use by the Society and shall be accompanied by evidence of insurability (if required) which is acceptable to the Society under its rules and regulations. Juvenile certificates shall be under the control of the adult applicant for the period provided in the certificate. If it be in the best interest of the juvenile as determined by the Society, the applicant may be divested of control of a juvenile certificate. If the applicant has been divested of control of the juvenile certificate or if the applicant has died, control shall be vested in the legally appointed guardian of the juvenile. If a guardian is not appointed, control shall be vested in a person who shall appear to the Society to be an appropriate person to control the certificate by reason of being responsible for the support and maintenance of such juvenile, or by reason of relationship.

FRATERNAL CONTRACT

Section 4. The certificate of membership and insurance, together with any riders or endorsements attached to it, the application, the declaration of insurability (if any) signed by the applicant, the articles of incorporation and bylaws and all amendments to them, constitute the entire contract when it is issued. Any subsequent changes to the articles of incorporation or bylaws shall be binding upon the applicant benefit member, certificate owner, beneficiaries and other persons affected, and shall govern and control in all respects, except that no changes shall destroy or diminish benefits promised in the certificate when it was issued.

BENEFICIARIES

Section 5. Any of the following persons may be designated as a beneficiary: the applicant benefit member, wife, husband, child, parent or other person related to the benefit member by blood, marriage or legal adoption; foster parents of the benefit member; betrothed of the benefit member; dependents of the benefit member; or, where not prohibited by law, the estate of the benefit member. With the consent of the Society, any of the following may also be designated as beneficiary: a charitable institution; church or church organization; educational institution; a nonprofit corporation; any corporation, community chest, fund or foundation described in section 501(c)(3) of the Internal Revenue Code of 1954 and its subsequent amendments, and operated exclusively for religious, charitable, scientific, literary or educational purposes; or a person, corporation, partnership or other legal entity which has an interest in the benefit member, provided that the proceeds are for the benefit, direct or indirect, of the benefit member or the benefit member’s family or dependents. Wherever the applicable laws conflict with the above, only beneficiaries permitted by such laws may be designated.

Section 6. Unless the beneficiary designation calls for some other method of distribution, if some beneficiaries of the same class die before the insured, the death proceeds shall be paid in full to the surviving beneficiaries of the same class. Each shall share equally the portion of the death benefit proceeds not otherwise disposed of in the certificate. If all beneficiaries, however designated, are dead when the insured dies, the death benefit proceeds—where not otherwise required by law—shall be paid to the owner or to the owner’s estate.

A beneficiary shall not have or acquire any claim against the Society whatever until the insured dies unless otherwise provided by law.

Section 7. No beneficiary change shall take effect unless received by the Society at its principal office or corporate headquarters. When it is received, any change shall take effect as of the date the request for beneficiary change was signed, as long as the request for change was mailed or actually delivered to the Society while the insured was alive. Such beneficiary change shall be null and void where the Society has made a good faith payment of the proceeds or has taken other action before receiving the change.

SETTLEMENT OPTIONS

Section 8. In addition to the settlement options offered in the certificate, the Society may offer any other manner of settlement made available by the Society at the time certificate proceeds are to be paid.

MAINTENANCE OF SOLVENCY

Section 9. If the Society’s reserves for any class of certificates, other than those portions of any certificate that provide variable benefits based on the experience of a separate account authorized under Section 10, become impaired, the board may require that benefit members pay the Society an equitable amount to eliminate the deficiency. If the amount is not paid, it shall be charged as an indebtedness against the certificate and shall draw interest at the lower rate of either what is specified in the certificate for certificate loans or what is specified in the certificate under the maintenance of solvency provision. If the owner of the certificate agrees, an equivalent reduction in benefits can be chosen instead of the payment or indebtedness charged against the certificate.

SEPARATE ACCOUNTS AND VARIABLE CONTRACTS

Section 10. The board of directors may provide for the establishment and operation of one or more separate accounts in accordance with applicable law. The Society may issue contracts on a variable basis that provide for the dollar amount of benefits or other contractual payments or values to vary so as to reflect the investment results of such separate accounts. The board of directors may adopt special procedures or create legal entities necessary or appropriate for the conduct of the business and affairs of any variable contract and separate account. Any provisions of the bylaws that are inconsistent with the provisions of this bylaw shall not apply to any variable contract or separate account.

RESOLUTION OF DISPUTES

Section 11.

(a)	Purpose. The purpose of this section is to prescribe the sole means to present and resolve grievances, complaints or disputes between members, insureds, certificate owners or beneficiaries and the Society or its directors, officers, agents and employees. Procedures set forth in this section are meant to provide prompt, fair and efficient opportunities for dispute resolution, consistent with the fraternal nature of the Society, without the delay and expense of formal legal proceedings.

(b)

Scope. Except as expressly limited herein (see Subsection 11(e)), this section applies to all past, current and future benefit certificates, members, insureds, certificate owners, beneficiaries and the Society. It applies to all claims, actions, disputes and grievances of any kind or nature whatsoever. It includes, but is not limited to, claims based on breach of benefit contract, as well as claims based on fraud, misrepresentation, violation of statute, discrimination, denial of civil rights, conspiracy, defamation, and infliction of distress, against the Society or its directors, officers, agents or employees. To the extent permitted by applicable law, this section applies to all claims, actions, disputes and grievances brought by the Society against members, insureds, certificate owners or beneficiaries. In the event that a court or arbitrator of competent jurisdiction deems any party or claim in a dispute not subject to this section, this section shall remain in full force and effect as to any remaining parties or claims involved in such dispute. This section does not apply to any claims or disputes relating to major medical insurance certificates or interpleader actions to determine proper owner, beneficiary or payee.

(c)	Procedures. No lawsuits or any other actions may be brought for any claims or disputes covered by this section. The following are the steps and procedure for presenting and resolving disputes:

• Step 1. Appeal. Appeal of the dispute to a designated reviewer within the Society as appropriate to the dispute.

• Step 2. Mediation. If Step 1 does not result in a mutually satisfactory resolution, either party has the right to have the matter mediated in accordance with the applicable mediation rules of the American Arbitration Association (or the rules of another neutral organization as agreed upon by the parties). The mediation shall be administered by a neutral organization agreed upon by the parties.

• Step 3. Arbitration. If Step 2 does not result in a mutually satisfactory resolution, the matter will be resolved by binding arbitration in accordance with the applicable arbitration rules as prescribed by the American Arbitration Association (or the rules of another neutral organization mutually agreed upon) as applicable to the type of matter in dispute. The arbitration shall be administered by a neutral organization agreed upon by the parties. The decision of the arbitrator shall be final and binding, subject only to the right to appeal such decision as provided in the arbitration rules and applicable laws. The member, insured, certificate owner or beneficiary shall have the right to be represented by legal counsel of his or her choosing at any time at his or her own expense (unless, as provided in Section 11(f) below, he or she is awarded attorneys fees). If an issue in dispute is subject to law that prohibits parties from agreeing to submit future disputes to binding arbitration, arbitration results shall be non-binding, unless the parties agree to binding arbitration after the claim or dispute has arisen. The Society will take reasonable measures to assure that the dispute resolution process proceeds promptly.

(d)	Costs. The administrative costs of the mediation and/ or arbitration (including fees and expenses of mediators or arbitrators, filing fees, reasonable and necessary court reporting fees) shall be paid by the Society. Provided, however, unless awarded pursuant to Section 11(f) below, each party shall bear its own attorney’s fees, expert fees and discovery costs.

(e)	Restriction of Joinder of Disputes. The procedures of this section are designed to afford individual members, insureds, certificate owners, beneficiaries and the Society a prompt, fair and efficient means of resolving individual disputes. Accordingly, no disputes may be brought forward in a representative group or on behalf of or against any “class” of persons, and the disputes of multiple members, insureds, certificate owners or beneficiaries (other than immediate family) may not be joined together for purposes of these procedures without the express written consent of both (i) all members, insureds, certificate owners and beneficiaries affected thereby and (ii) the Society. The restriction on joinder of disputes contained in this Subsection 11(e) is a condition upon which the agreement to arbitrate contained in Subsections 11(b) and (c) depends. Thus, should a court or arbitrator of competent jurisdiction deem the restriction on joinder of disputes contained in this Subsection 11(e) unenforceable or otherwise void, there shall be no agreement to arbitrate.

(f)	Remedies. This paragraph applies to any claim or dispute resolved through binding arbitration as provided in Section 11(c) above, and it applies to any action in a court of law in the event that a court or arbitrator of competent jurisdiction deems any party or claim in a dispute not subject to binding arbitration. Except as expressly limited in this paragraph, the parties to a dispute may be awarded any and all damages or other relief allowed for the claim in dispute by applicable federal or state law, including attorneys fees and expenses if such attorney’s fees and expenses are deemed appropriate under applicable law. Exemplary or punitive damages may be awarded for claims arising under applicable federal or state statute(s) to the extent permitted under the applicable statute(s) or, for claims arising under common law, exemplary or punitive damages may be awarded but may not exceed three times the amount of compensatory damages. In the event that any court or arbitrator of competent jurisdiction deems the foregoing limitation on common law exemplary or punitive damages to be unenforceable or otherwise void under applicable law the remaining portion of this Section 11 shall remain in full force and effect.

RECEIPT OF PAYMENTS NOT A WAIVER

Section 12. If the Society receives and temporarily holds a payment or premium, this shall not constitute a waiver of any of its defenses. If a certificate has lapsed or been forfeited, or if the Society has received a notice of cancellation, the payment of any premium for the certificate shall not revive or continue the certificate, whether made on notice of premium due or otherwise, and the payment shall be returned to the person making it.

BOARD OF DIRECTORS

Section 13. The affairs of the Society shall be managed under the direction of the board. The board shall meet at least quarterly. The first regular meeting of each calendar year shall be held during the month of February, on specific dates as set by the board. All meetings shall be held at the principal office or corporate headquarters of the Society unless some other place is designated by the chair of the board or board. Regular or special meetings of the board of directors or its committees may also be conducted by other means of communication, as prescribed by Wisconsin law, if so designated by the board, the chair of the board, the chief executive officer, or the chair of a committee of the board with respect to committee meetings. Special meetings may be called by the chief executive officer, chair of the board, vice chair of the board, or upon written request to the secretary by at least five directors. The chief executive officer, the chair of the board, the vice chair of the board, or secretary shall notify the directors, of the date, time and place of special meetings at least two calendar days before the date of the meetings. Notice may be communicated in person; by mail or other method of delivery; by telephone, including voicemail, answering machine or answering service; or by any other electronic means. Written notice includes written documents in any form, including electronic transmission. Written notice shall be deemed to be given to a director at the earliest of (a) when actually received by the director, (b) five days after a written notice is deposited in the U.S. mail addressed to the director and post-paid, or (c) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee. For purposes of this section, notice by electronic transmission is written notice. Oral notice is effective when communicated. Except in the case of removal of a director from office for cause, directors may waive their right to receive notice individually and the board, by unanimous vote of the full board, may suspend the requirement to give such notice.

Section 14. The board shall elect a chair of the board and vice chair of the board from among its members for a term of up to one year. The chair shall preside at all meetings of the board and perform such other duties as may be designated by the board. If the chair of the board is a principal officer of the Society, he or she shall be responsible only to the board. The vice chair shall preside at meetings of the board in the absence of the chair and perform such other duties as may be designated by the board.

Section 15. A majority of the members of the board shall constitute a quorum to transact all business unless otherwise required in the articles of incorporation or bylaws of the Society.

ELECTION OR APPOINTMENT OF DIRECTORS

Section 16. Ten to twelve benefit members shall be elected to the board for terms of office of four years each, the total number serving and the number to be elected in a given year as determined from time to time by resolution of the board of directors, with no less than three or more than four directors being elected in a year when an election is held. The process of election to be conducted in the following manner: The board, as well as each branch, shall have the right to nominate benefit members as candidates for director. All nominations must be reported to the secretary of the Society within the time specified by the board. The secretary shall report the nominations to the board. The board shall then direct the secretary to prepare the ballot and give notice of the election, specifying the time and procedures for election. A vote shall be taken on the candidates by mail, or such other legal means as the board should determine, and shall be reported in the manner and within the time specified in the notice of election. Those elective directors whose terms do not expire with the current election shall constitute the Election Committee. The tabulation of results of the election shall be done by an independent certified public accounting firm selected by the board to report to the Election Committee. The Election Committee shall declare the three or four (depending on the number to be elected) candidates receiving the highest number of valid votes to be duly elected for a four year term beginning with the first regular meeting of the board in February of the calendar year following election. All elective director terms shall end in February at the end of such four years. Directors shall hold office for the term for which they are elected, unless a director’s death, resignation, removal, or ineligibility to serve on the board occurs or the term of a successor begins before the end of such term. Directors may be elected for successive terms, subject to service limitations and other eligibility restrictions in these bylaws.

Section 17. Vacancies in elective directorship positions shall be filled as soon as possible by an affirmative vote for a majority of the remaining elective directors. Such directors shall fill the unexpired terms and shall be considered elective directors.

Section 18. Except as provided in Section 19, benefit members of the Society are not eligible for election to the board for an initial term unless they are eligible to serve the duration of one full four-year term under the age limitation state in Section 20 of these bylaws. Employees of the Society, employees of subsidiaries or affiliates of the Society, and persons who sell or manage the sale of Society’s insurance or insurance of another insurer that is a direct competitor of the Society are not eligible for election to the board. Former employees of the Society, former employees of subsidiaries or affiliates of the Society, and persons who formerly sold or managed the sale of Society’s insurance or insurance of another insurer that is a direct competitor of the Society, are not eligible for election to the board until the expiration of two years from the date of termination of their employment or agency. The board of directors may determine other eligibility rules and requirements for candidates for election to the board of directors.

Section 19. The board may appoint up to four benefit members of the Society to serve as appointive directors for a term of office of up to one year. Terms of appointive directors end at the beginning of the next regular February meeting of the board after appointment. The board may also appoint not more than two principal officers of the Society to serve as directors as the board shall from time to time determine to be in the Society’s best interest. Any appointment or reappointment shall require the affirmative vote of a majority of the elective directors. An appointive director shall be eligible for election pursuant to Section 16 or appointment pursuant to Section 18 if the date of initial appointment as an appointive director preceded such director’s 69th birthday and if the director is otherwise eligible for election under these bylaws.

Section 20. No elective, appointive, or principal officer director shall serve beyond January 31 of the calendar year after the calendar year in which age 72 is attained. Except as otherwise provided in this section, no director, except a principal officer director serving at the pleasure of the board, shall serve beyond January 31 of the calendar year after the calendar year in which twelve years of service as a director is completed. In determining the number of years that a director has served for the purpose of this term limitation, a director is deemed to have served (i) six months for each year served as a director prior to January 1, 2001, and (ii) one year for each year served as a director after December 31, 2000. Service on the board of directors of a corporation that has merged into the Society is deemed to be service as a director of the Society for the purpose of determining the number of years served by a director. Persons who are directors of the Society at the time this bylaw becomes effective are eligible to complete their current terms and terms starting on or after January 1, 2002, for which they are elected during 2001 without regard to the twelve-year service limitation in this section. In the event of a merger of the Society with another corporation, the directors of the Society who remain as directors and the directors who are appointed as directors in connection with the merger are eligible to complete their initial term as directors of the merged Society and are eligible for election or appointment to one additional full term after the merger is effective without regard to the twelve-year service limitation in this section. A director may be removed from office for cause by an affirmative vote of a majority of the full board at a meeting of the board called for that purpose.

CONFLICTS OF INTEREST

Section 21.

(a)	Conflict of Interest Policy. It is the policy of the Society to identify and manage conflicts of interest on the part of its directors, officers, employees and agents which might impair their independence of judgment or influence their decisions or actions with respect to the Society’s business. The board of directors shall by resolution adopt rules for the required disclosure and evaluation of conflicts of interest by directors, officers and such other persons as the board may determine. If a conflict is determined to exist for a director, officer, or other person under rules and procedures established by the board with respect to a decision under consideration by the board of a committee of the board, such director, officer or other person shall not vote on the decision or use personal influence to affect the decision. However, any director disclosing a conflict of interest may be counted in determining the presence of a quorum. Failure of a director to disclose a conflict of interest as required by resolution of the board or a failure of a director to eliminate a conflict of interest determined by a majority of the full board to be an unacceptable conflict of interest shall be cause for removal of a director under section 20 of these bylaws.

(b)	Persons Not Eligible to Serve as Director. No person shall be eligible for election or appointment as a director of the Society who is the spouse, parent, child, brother, sister, brother- or sister-in-law, parent-in-law, son-in-law or daughter-in-law of a principal officer or general agent of the Society. If a family relationship referred to in this section begins during the time that a person is serving a term as a director, such director is eligible to complete his or her current term as a director, but is not eligible for re-election or reappointment to the board after expiration of his or her current term. If a director with a family relationship referred to this section is a principal officer of the Society serving at the pleasure of the board at the time the relationship begins, the board shall determine the period of time the director may remain on the board. Any person having employment, a directorship, or other relationship that is not permitted for directors of the Society pursuant to applicable law or regulation is not eligible to serve as a director.

(c)	Approval of Employment. Directors and former directors, except for directors that are principal officers serving at the pleasure of the board, are not eligible for employment, consulting, or providing other service for payment with the Society or subsidiaries or affiliates of the Society unless such employment, contract, or agency relationship begins after termination as a director and is approved by an affirmative vote of two-thirds of the directors then in office.

COMMITTEES OF DIRECTORS

Section 22. The board by resolution adopted by a majority of the full board may designate a governance committee and one or more additional committees of directors. Each committee shall consist of three or more directors who serve by appointment of the board. Each committee shall have such authority as delegated to it by the board. A majority of the members of each committee of directors shall constitute a quorum for the transaction of all committee business. Vacancies occurring on committees of directors shall be filled by the board as soon as possible.

OFFICERS OF THE SOCIETY

Section 23. The principal officers of the Society shall be the chair of the board, chief executive officer, president, secretary, treasurer, and all executive vice presidents and senior vice presidents. Principal officers shall be elected by the board and shall serve at the pleasure of the board. Officers other than principal officers shall be appointed by the chief executive officer.

Section 24. The board shall elect the person who shall serve as chief executive officer of the Society. The chief executive officer shall be responsible only to the board. All other officers and employees of the Society, except the chair of the board, shall be under the chief executive officer’s supervision and control. Subject to the control and direction of the board, all activities and operations of the Society shall be under the chief executive officer’s supervision and control.

Section 25. The board shall establish reasonable compensation for directors and principal officers. The chief executive officer shall establish compensation for officers under his or her supervision and control, other than principal officers, in accordance with policies established by the board.

OFFICIAL PUBLICATION

Section 26. The Society shall have an official publication. The name of the publication shall be determined by resolution of the board of directors. Any notice, report or statement required by law, including notice of election, may be published in the official publication. If Society records show that two or more member or applicants for juvenile insurance have the same mailing address, an official publication mailed to one of them is deemed mailed to all of them at the same address unless a separate copy is requested. All amendments to the Articles of Incorporation and Bylaws of the Society shall be published in the official publication not later than four months after the date of filing such amendments with the Commissioner of Insurance of the state of Wisconsin.

An affidavit by the secretary of the Society certifying that the official publication was mailed in accordance with this section shall be submitted to the board at its next meeting after publication of any notice, report or statement required by law. The affidavits shall be filed in the records of the secretary’s office.

FISCAL YEAR

Section 27. The fiscal year of the Society shall begin on the first day of January and end on the thirty-first day December.

ANNUAL REPORT

Section 28. An annual statement of the transactions of each fiscal year shall be prepared and published in the official publication within six months following the close of each fiscal year.

BRANCHES

Section 29. Branches of the Society shall be called “chapters,” “Thrivent communities,” or by other names as determined by the Board of Directors. Branches shall be created and maintained to foster voluntary activity for aiding such lawful social, intellectual, educational, charitable, benevolent, moral, fraternal, patriotic or religious endeavors as the branch determines in accord with policies of the board; to provide members with the opportunity to take part in social, intellectual, educational, charitable, benevolent, moral, fraternal, patriotic, and religious activities of the Society; to participate in and support local, regional, and national programs of the Society; and to provide members with the opportunity to participate in the process of selection of candidates for the board of directors of the Society.

Section 30. Branches may be chartered by resolution of the board upon petition to it by benefit or associate members. The number of required member signatures shall be determined by the board. The petition shall verify acceptance of the Articles of Incorporation and Bylaws of the Society and the applicable constitution for branches. Branch charters may be granted by the board pursuant to such petitions when the board determines it to be in the best interests of the Society. Charters may be amended or withdrawn when the board determines it to be in the best interests of the Society. The form of petitions, charters and constitutions for branches shall be adopted by the Board. There may be more than one form of petition and constitution for branches.

Section 31. Regular meetings of the branches shall be held at least once every three months or at least as frequently as may otherwise be required by law. Meetings or other procedures for election of branch officers and branch board members and the selection of candidates for the board of directors of the Society shall be held as prescribed by the board or adopted under authority delegated by the board.

Section 32. Branches may voluntarily join together to assist each other in the performance of their activities, subject to the general supervision and control of the board.

INDEMNIFICATION AND FIDELITY BONDS

Section 33. The Society, to the fullest extent permitted by present and future law, shall indemnify any person who is or was a director, officer or employee of the Society and any person who at the request of the Society is or was a director, officer, employee or trustee of another corporation, partnership, joint venture, trust or other enterprise, or any director, officer or employee who is or was serving in a fiduciary capacity with regard to any employee benefit plan, against liability for any proceeding in connection with performance of his or her duties, and pay as incurred expenses in connection therewith. In a proceeding related to the entitlement to indemnification or advancement and reasonableness of expenses, the Society intends that such rights may only be nullified by clear and convincing evidence. The rights conferred by this section shall vest immediately at the time a person becomes a director, officer, employee or trustee and shall at all times be equivalent for current and former directors, officers, employees or trustees, provided, however, that no amendment to these Bylaws shall reduce the indemnification rights of former directors, officers, employees or trustees.

The Society may purchase and maintain insurance on behalf of any such individual against liability asserted against and expenses incurred by the individual for any proceeding in connection with performance of his or her duties regardless of whether the Society is required or authorized to indemnify or allow expenses to the individual against the same liability. If such insurance is purchased, the amounts shall be reported on a regular basis to the board or its designated committee.

The Society shall maintain fidelity bonds on the officers and employees and report on such bonds on a regular basis to the board or its designated committee.

AMENDMENTS

Section 34. These bylaws may be repealed or amended in whole or in part at any regular meeting of the board or any special meeting called for that purpose. Notice of the proposed change shall be mailed or personally delivered to directors at least 30 calendar days before the date of the meeting. Directors may waive their right to receive notice individually and the board, by unanimous vote of the full board, may suspend the requirement to give such notice. The number of votes required to repeal or amend these bylaws at a meeting of the board shall be an affirmative vote of a majority of the full board. These bylaws may also be repealed or amended in whole or in part at any time by written action signed by two-thirds of the directors then in office. Any changes to these bylaws shall be effective from the date of passage or at such other date as stipulated by the board and shall be filed promptly after adoption with the Commissioner of Insurance of the state of Wisconsin. After filing, the changes shall be published in the official publication as prescribed in these bylaws.

Appleton, Wisconsin • Minneapolis, Minnesota

Thrivent.com • 800-THRIVENT (800-847-4836)

3415 R12-09